 Exhibit 10.29

NOTES TO: QUALYTEXTIL SA - Reconciliation of Brazilian GAAP to US GAAP
Year ended December 31, 2007

(a) Reclassify provison for bad debt allowance to administrative expense
(b) Reclassify interest expense and interest income out of "net financial" Under Brazilian GAAP, the category "net financial" includes interest expense and interest income and government incentives on VAT taxes.

(c) Not used
(d) Government income tax incentives classified as capital contribution for Brazilian GAAP		(176,037)
Adjust tax accrual to 15.25% of final US GAAP pretax income		38,644
net tax adjustment	(d)	(137,393)
(e) Net adjustment to administrative expenses
Legal fees not accrued under Brazilian GAAP		58,933
Management compensation not accrued under brazilian GAAP		107,266
Misc. labor accrual		5,646
Installment plan taxes not accrued - outsourcing sales contractor		4,623
Installment plan taxes not accrued - outsourcing labor contractor		15,776
Outsourcing labor contractor invoices recorded one month in arrears - accrue December 2007		22,930
(e) Net adjustment to administrative expenses	(e)	215,174
(f) Net adjustment to cost of goods sold
inventory reserve not recorded under Brazilian GAAP - slow moving raw material		73,367
inventory reserve not recorded under Brazilian GAAP - reserve for rework returned finished goods		29,295
reclassify a government VAT tax incentive (ICMS) as a reduction of cost of goods sold		(335,567)
Outsourcing labor contractor invoices recorded one month in arrears - accrue December 2007		48,106
Installment plan taxes not accrued - outsourcing labor contractor		15,157
(f) Net adjustment to cost of goods sold from BRL into USD	(f)	(169,642)
(g) The translation of the 2007 statement of profit and loss has been derived from the internally generated monthly financial statements. These financial statements have been translated using the rate applicable to each month. The exchange rate of $1.94720 represents a weighted average of the monthly rates used.